Exhibit 23.7

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Bank of the Ozarks, Inc. of our report dated March 20, 2014, on our audits of the consolidated financial statements of Summit Bancorp, Inc. and its consolidated subsidiary as of December 31, 2013 and 2012, and for each of the years in the three year period ended December 31, 2013, which appears in the Registration Statement on Form S-4 of Bank of the Ozarks, Inc. registration number 333-194722.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ BKD, LLP

Little Rock, Arkansas

September 29, 2014